Exhibit 28(a)(2)
PERFORMANCE FUNDS TRUST
FORM OF AMENDMENT NO. 1 TO THE TRUST INSTRUMENT
     Amendment No. 1 to the Trust Instrument dated March 11, 1992 made this 28th day of April, 2010.
WITNESSETH
     WHEREAS, Article XI (Miscellaneous), Sections 4 (termination of Trust) and Section 8 (Amendments) of the Trust Instrument, dated March 11, 1992, (the “Instrument”) of the Performance Funds Trust (the “Trust”) provides that the Instrument may not be amended for the purposes of terminating by converting into money all of the assets of the Trust or any affected Series without the majority vote of Shareholders affected by the matter; and
     WHEREAS, Shareholders of the Trust have approved this amendment at a meeting of the Trust’s Shareholders on April 28, 2010 which permits the Board of Trustees to amend the Instrument as set forth below,
     NOW THEREFORE, the undersigned Trustees of the Trust, hereby declare that effective April 28, 2010, Article XI, Section 4 of the Agreement is amended to read as follows:
     “TERMINATION OF TRUST
          Section 11.04.
(a)	This Trust shall continue without limitation of time but subject to the provisions of sub-sections (b) and (c) of this Section 11.04.

(b)	Subject to the provisions of sub-section (c) of this Section 11.04, the Trustees may, subject to a Majority Shareholder Vote of each Series affected by the matter or, if applicable, to a Majority Shareholder Vote of the Trust, and subject to a vote of a majority of the Trustees, except as noted below,
(i)	sell and convey all or substantially all of the assets of the Trust or any affected Series to another trust, partnership, association or corporation, or to a separate series of shares thereof, organized under the laws of any state which trust, partnership, association or corporation is an open-end management investment company as defined in the 1940 Act, or is a series thereof, for adequate consideration which may include the assumption of all outstanding obligations, taxes and other liabilities, accrued or contingent, of the

Trust or any affected Series, and which may include shares of beneficial interest, stock or other ownership interests of such trust, partnership, association or corporation or of a series thereof; or
(ii)	at any time sell and convert into money or otherwise terminate such Series or class, all of the assets of the Trust or any affected Series or class.
Upon making reasonable provision, in the determination of the Trustees, for the payment of all such liabilities in either (i) or (ii), by such assumption or otherwise, the Trustees shall distribute the remaining proceeds or assets (as the case may be) of each Series (or class) ratably among the holders of Shares of that Series then outstanding:
(c)	The Trustees may take any of the actions specified in subsection (b)(ii) above without approval of the Shareholders of the Trust or any Series or class if a majority of the Trustees determines, in their sole discretion, that the continuation of the Trust or such Series or class is not in the best interests of the Trust, such Series, such class or their respective Shareholders. In reaching such determination, the Trustees may consider such factors as the Trustees, in their sole discretion, deem to be appropriate, which factors may include, without limitation, the inability of the Trust or a Series or class to maintain its assets at an appropriate size, changes in laws or regulations governing the Trust or the Series or class or affecting assets of the type in which the Trust or such Series invests, or economic developments or trends having a significant adverse impact on the business or operations of the Trust or such Series or class.

(d)	Upon completion of the distribution of the remaining proceeds or the remaining assets as provided in sub-section (b), the Trust or any affected Series shall terminate and the Trustees and the Trust shall be discharged of any and all further liabilities and duties hereunder and the right, title and interest of all parties with respect to the Trust or Series shall be cancelled and discharged.
Upon termination of the Trust, following completion of winding up of its business, the Trustees shall cause all necessary actions to be taken.”
     IN WITNESS WHEREOF, each of the undersigned has hereby executed this amendment.